Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 (File Nos. 333-12411, 333-93201, 333-72648, 333-85246, 333-108167, 333-114304, 333-135972, 333-143980, 333-150202, 333-150203, 333-160041 and 333-165410) and in Registration Statements on Form S-3 (File Nos. 333-143091, 333-121915 and 333-106033) of our report dated March 22, 2011, relating to our audit of the financial statements of Cambridge Heart, Inc., which appears in this Annual Report on Form 10-K of Cambridge Heart, Inc. for the year ended December 31, 2010.

/s/    McGladrey and Pullen, LLP

Boston, Massachusetts

March 22, 2011